Exhibit 23.2

Consent of Ernst & Young LLP,

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of First Defiance Financial Corp. of our report dated March 8, 2005, with respect to the consolidated statements of income, changes in stockholders’ equity and cash flows of First Defiance Financial Corp. and subsidiaries for the year ended December 31, 2004, included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

Registration Form	Statement No.	Description

S-8	333-127110	Securities to be offered to employees in employee benefit plans

S-4, as amended	333-119821	Registration of securities, business combinations

S-4	333-119821	Registration of securities, business combinations

S-8	333-65740	Securities to be offered to employees in employee benefit plans

S-8	333-45142	Securities to be offered to employees in employee benefit plans

/s/ Ernst & Young LLP

Cleveland, Ohio
March 9, 2007